Exhibit 99.1

CONTACT:
Mike Zellner	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Vice President, Treasury & Investor Relations
+1.510.749.2750	+1.510.749.2551
mike.zellner@windriver.com	tyler.painter@windriver.com

Wind River Reports Fourth Quarter

and Fiscal-Year 2006 Financial Results

ALAMEDA, Calif., March 8, 2006— Wind River Systems, Inc. (NASDAQ: WIND), the global leader in Device Software Optimization (DSO), today announced results for the fourth quarter ended January 31, 2006.

Full-Year Highlights:

•	Reported revenue increased 13% year-over-year to $266.3 million

•	Deferred revenue increased 27% year-over-year to end at $98.3 million

•	Non-GAAP earnings per share of $0.29 and GAAP earnings per share of $0.26

•	Non-GAAP cash flow from operations of approximately $51 million, excluding restructuring related payments of $1.8 million; GAAP cash flow from operations of approximately $49 million

Fourth Quarter Financial Highlights:

•	Reported revenue increased 11% year-over-year to $70.2 million

•	Deferred revenue increased 12% sequentially vs. Q3 FY06

•	Non-GAAP net income of $10.3 million and GAAP net income of $10.3 million

•	Non-GAAP earnings per share of $0.11 and GAAP earnings per share of $0.11

•	Non-GAAP cash flow from operations of approximately $16 million, excluding restructuring related payments of $579,000; GAAP cash flow from operations of approximately $15.5 million

“FY06 was a year in which Wind River fortified its leadership position as a comprehensive Device Software Optimization partner to many of the world’s largest device manufacturers,” said Ken Klein, Wind River Chairman, CEO and President. “Product innovation and strong business execution underscored our progress. As we enter FY07, I am confident we will continue driving the DSO industry shift from build to buy as more and more customers are realizing the power of leveraging Wind River’s leading standards-based products and services to develop, deploy and manage their devices faster, better, at lower cost and more reliably.”

Fourth Quarter Fiscal-Year 2006 Results

Total revenues for the fourth quarter of fiscal 2006 were $70.2 million, an 11% increase over revenues of $63.2 million in the fourth quarter of fiscal 2005.

Generally accepted accounting principles (GAAP) net income for the fourth quarter of fiscal year 2006 was $10.3 million, or earnings per share of $0.11 compared to net income of $6.4 million, or earnings per share of $0.07 for the fourth quarter of fiscal year 2005.

Non-GAAP net income for the fourth quarter of fiscal year 2006 was $10.3 million, compared to non-GAAP net income of $6.1 million for the fourth quarter of fiscal year 2005. Non-GAAP net income per diluted share was $0.11 for the fourth quarter of fiscal year 2006, compared to non-GAAP net income per diluted share of $0.07 for the fourth quarter of fiscal year 2005.

Full-Year Fiscal-Year 2006 Results

Revenue for fiscal year 2006 was $266.3 million, a 13% increase from $235.4 million in fiscal year 2005. On a GAAP basis, net income for fiscal year 2006 was $23.5 million, or earnings per share of $0.26, compared to net income of $8.2 million, or earnings per share of $0.09 for fiscal year 2005.

Non-GAAP net income for fiscal year 2006 was $25.9 million, compared to non-GAAP net income of $11.9 million in fiscal year 2005, or earnings per share of $0.29 in fiscal year 2006, compared to earnings per share of $0.14 in fiscal year 2005.

“Although our revenue mix came through differently than we anticipated in the fourth quarter, our strength in subscription business resulted in a sequential increase of over $10 million in current deferred revenue,” concluded Mike Zellner, chief financial officer and senior vice president, finance and administration. “Our focus on operational efficiency resulted in solid operating margins, cash flows and EPS for the quarter and year.”

Financial Outlook

The following statements regarding Wind River’s outlook for the first quarter of fiscal year 2007, full fiscal year 2007, and other statements in this press release are forward-looking and actual results may differ materially. Please consult the legal notice regarding forward-looking statements at the end of this press release for a description of certain risk factors and Wind River’s reports filed with the Securities and Exchange Commission for a more comprehensive description of risks that may impact actual results. Wind River plans to discuss its business outlook, based on current expectations on its quarterly earnings conference call. Wind River does not plan to provide any further financial guidance beyond the information provided in its quarterly earnings release and conference call.

For Q1 Fiscal Year 2007, Wind River expects:

•	Revenue to be between $65 million and $67 million.

•	Earnings per share to be between $0.02 and $0.03 on a GAAP basis. This excludes the impact of FAS123R which could reduce EPS by up to $0.05 per share.

•	Earnings per share to be between $0.03 and $0.04 on a non-GAAP basis.

For Fiscal Year 2007, Wind River expects:

•	Revenue to be between $290 million and $300 million.

•	Bookings growth to exceed revenue growth.

•	Earnings per share to be between $0.34 and $0.39 on a GAAP basis. This excludes the impact of FAS123R which could reduce EPS by up to $0.25 per share.

•	Earnings per share to be between $0.38 and $0.43 on a non-GAAP basis.

All references to earnings per share are calculated on a fully-diluted basis. Wind River provides non-GAAP net income and net income per share as an alternative for understanding the company’s operating results. Non-GAAP data is not in accordance with, or a substitute for, GAAP and may be materially different from non-GAAP measures used by other companies. Non-GAAP net income and net income per share for the three-month and twelve-month periods ended January 31, 2006 and 2005 were computed by adjusting GAAP net income and net income per share to exclude amortization of purchased and other intangibles, gain on investments, impairment of assets, gain on disposal of assets, employer payroll tax on stock option exercises, realized loss on repurchase of bonds, restructuring charges and release of valuation allowance. The non-GAAP earnings per share forecast for the three-month period ending April 30, 2006 and the twelve-month period ending January 31, 2007 was computed by adjusting GAAP earnings per share to exclude the impact of amortization associated with purchased and other intangibles and the impact of the adoption of FAS 123R. Wind River provides a reconciliation of its GAAP and non-GAAP net income and net income per share for the three-month and twelve-month periods ended January 31, 2006 and 2005 on page four of this release. Wind River’s management refers to these non-GAAP measures in making operating decisions because they believe they provide meaningful information regarding Wind River’s operational performance. For example, the non-GAAP results are an indication of Wind River’s baseline performance before gains, losses or other charges that are considered by management to be outside of the company’s business operational results. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Wind River’s historical operating results and comparisons to competitors’ operating results. Wind River includes these non-GAAP financial measures in its earnings announcement because the company believes they are useful to investors in allowing for greater transparency to the supplemental information used by management in its financial and operational decision-making. Wind River has not completed its 10-K review process for the quarter ended January 31, 2006 and accordingly, the operating results for the fourth quarter of fiscal year 2006 may be adjusted upon completion of its review. Actual operating results for this period could be different based on factors such as settlement of accruals and certain other adjustments including the potential release of certain tax valuation allowances relating to international jurisdictions.

Wind River is required to begin accounting for stock options in accordance with Financial Accounting Standards No. 123R, Share-Based Payment (“FAS 123R”), beginning on February 1, 2006, which means the quarter ending April 30, 2006 will be the first quarter in which Wind River is required to reflect expenses associated with employee stock options and employee stock purchase plan grants in its GAAP-basis income statement.

Conference Call

The company will host a conference call at 2:00 p.m. Pacific Time on March 8, 2006 to discuss these results. You may listen to the conference call by calling +1.800.399.5927 in the U.S. and +1.706.643.3427 internationally. You may also listen in live via our webcast at http://ir.windriver.com/phoenix.zhtml?c=91814&p=irol-EventDetails&EventId=1111728. A telephone replay of the conference call will be available after 5:00 p.m. Pacific Time on March 8, 2006 until 11:59 p.m. Pacific Time on March 15, 2006. You may listen to the replay of the conference call by calling +1.800.642.1687 in the U.S. and +1.706.645.9291 internationally and enter the conference i.d. 8346563. The audio webcast will be archived on the Investor Relations section of Wind River’s website located at http://ir.windriver.com/phoenix.zhtml?c=91814&p=irol-irhome.

About Wind River

Wind River is the global leader in Device Software Optimization (DSO). The company’s solutions enable customers to develop and run device software better, faster, at a lower cost and more reliably. Wind River’s Workbench, General Purpose Platform and Market-Specific Platforms reduce effort, cost and risk, and optimize quality and reliability at all phases of the device software development process from concept to deployed product.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com or call Wind River at 1-866-296-5361.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc., and VxWorks and WIND RIVER are registered trademarks of Wind River Systems, Inc. Third party marks and brands are the property of their respective holders.

Forward-Looking Statements

This press release contains forward-looking statements, including those relating to expected revenue and GAAP and non-GAAP earnings per share for the first quarter ending April 30, 2006 and the fiscal year ending January 31, 2007. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes” and “estimates,” variations of such words and similar expressions are also intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include but are not limited to, the potential release of all or a portion of Wind River’s valuation allowance associated with its deferred tax assets, the success of Wind River’s implementation of its new and current products, business models and market strategies, the ability to address rapidly changing technology and markets and to deliver our products on a timely basis, the ability of our customers to sell products that include the company’s software, the impact of competitive products and pricing, weakness in the economy generally or in the technology sector specifically, the success of the company’s strategic relationships, the impact of changes to accounting for stock-based compensation pursuant to FASB’s Statement of Financial Accounting Standards No. 123R, the impact of other costs and risk factors detailed in Wind River’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006, its Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission. Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Wind River Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended January 31,		Twelve months ended January 31,
	2006	2005	2006	2005
Revenues, net:
Product	$32,664	$33,093	$126,971	$123,298
Subscription	21,178	14,736	73,976	48,960
Services	16,368	15,366	65,376	63,142

Total revenues	70,210	63,195	266,323	235,400

Cost of revenues:
Product	1,650	1,537	6,838	5,747
Subscription	2,923	2,898	11,533	11,259
Services	9,845	8,433	38,449	32,777
Amortization of purchased intangibles	130	16	525	1,646

Total cost of revenues	14,548	12,884	57,345	51,429

Gross profit	55,662	50,311	208,978	183,971

Operating expenses:
Selling and marketing	23,623	23,136	95,211	89,758
Product development and engineering	15,607	14,883	65,469	59,224
General and administrative	5,837	5,364	22,482	21,087
Amortization of other intangibles	23	27	93	554
Restructuring charges	84	279	1,271	2,649
Gain on sale of assets	—	(1,982)	—	(1,982)
Impairment of assets	—	—	313	—

Total operating expenses	45,174	41,707	184,839	171,290

Income from operations	10,488	8,604	24,139	12,681

Other income (loss), net	647	(1,633)	2,178	(2,265)

Income before provision for income taxes	11,135	6,971	26,317	10,416
Provision for income taxes	864	611	2,842	2,251

Net income	$10,271	$6,360	$23,475	$8,165

Net income per share:
Basic	$0.12	$0.08	$0.28	$0.10
Diluted	$0.11	$0.07	$0.26	$0.09
Shares used in per share calculation:
Basic	85,023	83,098	84,594	82,181
Diluted	89,918	87,895	89,939	86,062

Reconciliation to Non-GAAP net income:
Net income	$10,271	$6,360	$23,475	$8,165
Amortization of purchased and other intangibles	153	43	618	2,200
Impairment of assets	—	—	313	—
Gain on investments	—	—	(355)	(513)
Gain on disposal of asset	—	(1,982)	—	(1,982)
Realized loss on repurchase of bonds	—	1,399	400	1,399
Employer payroll tax on stock option exercises	160	—	595	—
Release of tax valuation allowance	(404)	—	(404)	—
Restructuring charges	84	279	1,271	2,649

Non-GAAP net income	$10,264	$6,099	$25,913	$11,918

Non-GAAP net income per share:
Basic	$0.12	$0.07	$0.31	$0.15
Diluted	$0.11	$0.07	$0.29	$0.14
Shares used in per share calculation:
Basic	85,023	83,098	84,594	82,181
Diluted	89,918	87,895	89,939	86,062

Wind River Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	January 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$59,279	$22,312
Short-term investments	44,013	24,605
Accounts receivable, net	65,803	62,266
Prepaid and other current assets	12,094	12,504

Total current assets	181,189	121,687

Investments	115,697	147,877
Property and equipment, net	78,514	79,771
Intangibles, net	93,874	94,505
Other assets	7,737	8,414

Total assets	$477,011	$452,254

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,674	$3,328
Accrued liabilities	11,362	16,205
Accrued restructuring costs	899	1,404
Accrued compensation	15,935	19,210
Income taxes payable	1,988	2,512
Deferred revenues	84,505	65,615
Convertible subordinated debt	42,151	—

Total current liabilities	162,514	108,274

Convertible subordinated debt	—	75,000
Long-term deferred revenues	13,760	11,492
Other long-term liabilities	3,000	1,543

Total liabilities	179,274	196,309

Stockholders’ equity:
Common stock	88	85
Additional paid-in-capital	790,897	769,953
Treasury stock, at cost	(34,516)	(31,972)
Accumulated other comprehensive loss	(5,707)	(5,621)
Accumulated deficit	(453,025)	(476,500)

Total stockholders’ equity	297,737	255,945

Total liabilities and stockholders’ equity	$477,011	$452,254

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